EXHIBIT 23


                        CONESENT OF INDEPENDENT AUDITORS



We hereby consent to the inclusion of our report dated July 9, 2002 on the balance sheet of AEI Income and Growth Fund 25 LLC as of June 30, 2002 and our report dated February 25, 2002 on the balance sheet of AEI Fund Management XXI, Inc. as of December 31, 2001 and 2000, in the Form SB-2 Registration Statement of AEI Income and Growth Fund 25 LLC dated on or about September 16, 2002 and to the reference to our Firm under the caption "Experts" in the Prospectus included therein.




                           /s/ BOULAY, HEUTMAKER, ZIBELL & CO. P.L.L.P
                               Certified Public Accountants

Minneapolis, Minnesota
September 16, 2002